EXHIBIT 99.1
News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES QUARTERLY
CASH DIVIDEND OF TWO CENTS PER SHARE
ADDISON, Texas (September 5, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced its board of directors has declared a quarterly cash dividend on its common stock of two cents per share, payable on September 30, 2006 to shareholders of record at the close of business September 15, 2006.
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
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